Mail Stop 4561
									November 22, 2005

Mr. Harry P. Beugelink
Master Distribution Systems, Inc.
6224 Arctic Loon Way
Rocklin, CA 95765

      Re:	Master Distribution Systems, Inc.
		Form 10-KSB for Fiscal Year Ended December 31, 2004 Form 10-QSB for Fiscal Quarter Ended March 31, 2005 Form 10-QSB for Fiscal Quarter Ended June 30, 2005 File No. 0-32765

Dear Mr. Beugelink:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.



							Sincerely,



Steven Jacobs
Accounting Branch Chief